EXHIBIT 99.1

Datameg Corporation Completes Delaware Reincorporation and Names Mark P. McGrath Chairman, CEO and President

Boston, April 27, 2005 - Datameg Corporation (OTCBB: DTMG) announced today that it completed its reincorporation from New York to Delaware as detailed below and that it appointed Mark P. McGrath as its Chairman, Chief Executive Officer and President. Mr. McGrath, 41, has a wide range of business experience including service as an advisor and consultant to several private companies. Mr. McGrath is an attorney and has substantial experience in government relations work and as a federal lobbyist.

As previously announced, Datameg's stockholders voted in March 2005 to authorize the Company to reincorporate from New York to Delaware. The Company finalized the reincorporation today by filing appropriate documents with the Secretary of State of New York and the Secretary of State of Delaware.

In connection with the reincorporation, and as approved by the Company's stockholders in March 2005, the Company now has 493,000,000 shares of authorized common stock, $0.0001 par value per share, and 10,000,000 shares of authorized preferred stock, $0.0001 par value per share. As of April 26, 2005, the Company had 294,529,617 shares of common stock and no shares of preferred stock issued and outstanding.

Stockholders of the former Datameg (New York) corporation are asked to mail their stock certificates to Fidelity Transfer Company, 1800 S West Temple, Suite 301, Salt Lake City, UT 84115-1873. Fidelity Transfer Company will then issue a replacement stock certificate for an equal number of shares as currently held by the stockholder. The new stock certificate will reflect the Company's new state of incorporation (Delaware) and par value ($0.0001 per share).

Separately, the Company also announced that Mark P. McGrath has joined the Company's Board of Directors, and has become the Company's Chairman, Chief Executive Officer and President.

Mr. McGrath, 41, has a wide range of business experience and joined Datameg as an advisor in July 2004. Mr. McGrath has served as an advisor and consultant to several private companies and is a Board Member of three non-profit organizations in the greater Boston area. An attorney in private practice since 1992, he has been primarily engaged in government relations work and as a federal lobbyist. Mr. McGrath is a graduate of the University of Massachusetts at Amherst, has a graduate degree from Harvard University, and earned his law degree from Northeastern University.

The terms of Mr. McGrath's employment arrangements are subject to final documentation and are expected to consist of a market rate base salary, customary company paid health insurance benefits and a potential future performance bonus to be determined by the Company's Board after considering the performance of the Company during the balance of 2005 and the first half of 2006. The proposed employment arrangements are at will.

In addition, in recognition of Mr. McGrath's contributions to the Company since July 2004, the former Datameg (New York) granted to Mr. McGrath options to acquire up to 5,000,000 shares of the Company's common stock at an exercise price of $0.17 per share. The date of the grant was April 17, 2005 and the options expire on April 17, 2010.

Datameg's new Chairman, CEO and President, Mark P. McGrath, commented: "I am delighted to join Datameg and help shape its plan to become a leading provider of quality control and testing technology for the voice, data and video communications industry."

The Company also announced today that it accepted the resignation of Andrew Benson from the Company's Board of Directors.

Mr. McGrath thanked Mr. Benson for his many years of service to the Company, and emphasized that Mr. Benson continues to be regarded as a key advisor to the Company. As such, the Company entered into a consulting agreement with Mr. Benson today under which Mr. Benson will furnish consulting and general business advisory services relating to the operation of the business of the Company, its subsidiaries and affiliates. The agreement is effective from May 1, 2005 through April 30, 2006.

In connection with the new consulting arrangement, the former Datameg (New York) entered into a mutual release with Mr. Benson, with each of the Company and Mr. Benson agreeing to unconditionally and completely release and discharge the other party (and his or its respective past, present, and future employees, officers, directors, agents, attorneys, representatives, affiliates, predecessors, heirs, successors and assigns) of and from all debts, actions, causes of action, agreements, obligations and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, no matter how arising, that either of the parties may have against the other, up to and including April 27, 2005.
Both the Company and Mr. Benson confirmed that there are no known obligations or liabilities owing to the other party, except under the consulting agreement described above and under existing option agreements.

About Datameg

Datameg Corporation (OTCBB: DTMG) is a development stage communications technology company focused on the development and the supply of voice-quality products and related services that support critical network performance requirements in the voice segment of the rapidly converging voice, data and video communications industry. Specifically, through Datameg's wholly-owned subsidiary North Electric Company, Inc., the Company designs, develops and offers network-wide fault identification, fault isolation and voice quality assurance products and critical real-time network health and performance monitoring services for both providers and end-users of Internet telephony, now commonly referred to as Voice over Internet Protocol ("VoIP"). The VoIP industry critically depends on the ability to deliver voice service over the Internet infrastructure with the high quality that end-users have grown to expect with traditional telephony services. The Company believes network monitoring for voice quality is a vital function for a successful commercial future of IP telephony.

For more information, please contact:

Mark P. McGrath, Datameg Corporation, 413-642-0160

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